Exhibit 99.1

Assurant Announces Civil Settlement with the SEC

Concludes Previously Disclosed Ongoing Investigation

NEW YORK, Jan. 21, 2010 — Assurant, Inc. (“Assurant”) (NYSE: AIZ), a premier provider of specialty insurance and insurance-related products and services, announced today that it has entered into a settlement with the U.S. Securities and Exchange Commission (“SEC”) that concludes the SEC’s finite reinsurance investigation of Assurant.

The SEC made no allegation of fraud on Assurant’s part. Rather, the SEC alleges that, in connection with its accounting for a recovery under a catastrophe reinsurance arrangement that expired in 2004, the Company violated certain non-fraud-related sections of the Securities Exchange Act of 1934. Assurant neither admits nor denies the SEC’s allegations.

“We are pleased to have the matter resolved and we look forward to continuing to serve our clients and delivering value for all Assurant stakeholders,” said Robert B. Pollock, Assurant’s president and chief executive officer. “With this matter concluded, we expect to renew our share repurchase program after our full-year 2009 earnings announcement next month.”

The SEC staff has informed the Company that it does not intend to pursue any charges or other action against any current executives of Assurant. The Company believes it also is unlikely that the SEC will pursue any charges or actions against former employees who received Wells notices in 2007.

Assurant agreed to the entry of a judgment requiring payment of a civil penalty of $3.5 million and enjoining the Company from violating certain provisions of the federal securities laws. The charge will be reflected in the Company’s fourth quarter 2009 financial results. The settlement is subject to court approval.

Assurant is a premier provider of specialized insurance products and related services in North America and select worldwide markets. Its four key businesses — Assurant Solutions, Assurant Specialty Property, Assurant Health, and Assurant Employee Benefits — partner with clients who are leaders in their industries and have built leadership positions in a number of specialty insurance market segments worldwide.

Assurant, a Fortune 500 company and a member of the S&P 500, is traded on the New York Stock Exchange under the symbol AIZ. Assurant has over $25 billion in assets and $8 billion in annual revenue. www.assurant.com

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Media Contact:	Investor Relations:
Shawn Kahle	Melissa Kivett	John Egan
Vice President	Senior Vice President	Vice President
Corporate Communications	Investor Relations	Investor Relations
Phone: 212-859-7047	Phone: 212-859-7029	Phone: 212-859-7197
Fax: 212-859-5893	Fax: 212-859-5893	Fax: 212-859-5893
shawn.kahle@assurant.com	melissa.kivett@assurant.com	john.egan@assurant.com